Exhibit 99.1


News Release

For Immediate Release
May 31, 2000

     DELHAIZE AMERICA AND HANNAFORD BROS. CO. SUBMIT DIVESTITURE PLAN TO FEDERAL TRADE COMMISSION
Hannaford Bros. Co. to sell 38 locations to three  supermarket retailers

     (SALISBURY, N.C./SCARBOROUGH, ME)--Taking another step forward in the regulatory approval process, Delhaize America, Inc. (NYSE: DZA, DZB) and Hannaford Bros. Co. (NYSE: HRD) today announced the submittal of a divestiture plan to the Federal Trade Commission for its consideration and approval. The submission of the proposal is a required step for obtaining regulatory approval of the acquisition of Hannaford by Delhaize America.

The divestiture plan includes agreements for the sale of 38 Hannaford stores in Virginia and North Carolina. Twenty Virginia stores will be sold to an affiliate of Cincinnati-based Kroger Co. Winston-Salem-based Lowe's Foods will purchase twelve Hannaford stores and one site under construction in North Carolina. Another five North Carolina stores will be sold to Richlands, N.C.-based Sylvester/Floyd Group, which operates 26 Piggly Wiggly-affiliated supermarkets. The three buyers will provide employment opportunities for store employees.

The divestiture sales are contingent on FTC approval of Delhaize America's pending $3.6 billion merger with Hannaford. Hannaford and Delhaize America believe their divestiture plan fully addresses the antitrust concerns identified by the FTC staff in its review of the Hannaford transaction. Following a favorable review of the divestiture plan, the acquisition will be reviewed by the FTC Commissioners for their approval. Delhaize and Hannaford anticipate a closing date on the Hannaford merger prior to August 1, 2000.

The combined companies that comprise DZA will generate sales of $15 billion and garner synergies of $40 million for Delhaize America in the first year after the Hannaford acquisition. The acquisition will fuel Delhaize America's future growth and build long-term shareholder value, while positioning DZA as a premier food retailer on the East Coast. The company will combine the strengths of Hannaford with its existing Food Lion and Kash n' Karry banners to create a company of strong cash flow, multiple banners, geographic diversity, and complementary best practices.

The strategic acquisition will strengthen Delhaize America management, and the savings and best practices identified by the company will benefit shareholders, employees, and customers short-term as well as long-term. Hannaford is strategically important to Delhaize America, as it gives Delhaize America a new, strong growth vehicle, particularly in the Northeast where Hannaford operates more than 100 stores and has plans to open more this year.


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News Release
May 31, 2000

Page 2


While the divestiture of these Hannaford stores was not the preferred outcome, Delhaize America considered the entire range of divestiture possibilities in valuing the Hannaford acquisition.

Hannaford stores in the Southeast had sales of $653 million in 1999, constituting less than 5 percent of the projected $15 billion in consolidated annual sales of the combined companies and less than 19 percent of Hannaford's consolidated sales. Because the southeast division has historically posted losses, the impact of the divestiture is not expected to be material to the combined companies' results.

Hannaford is selling its Southeast stores to strong, committed operators with considerable food retailing experience. That job opportunities be available for Hannaford employees under the new owners was an important consideration for Hannaford in making its decision.

Once the merger has been approved, Hannaford Bros. Co., which was founded in Portland, Maine in 1883, will own and operate 104 supermarket and food and drug combination stores in Maine, New Hampshire, Vermont, Massachusetts, and New York. The company reported annual sales and other revenues of $3.4 billion in 1999. Its web site is www.hannaford.com.

Hannaford will become the third banner owned by Delhaize America, the parent company of Salisbury, N.C.-based Food Lion and Tampa, FL-based Kash n' Karry, which together generated sales of $10.9 billion in 1999. With more than 1,400 stores stretching from Maine to Florida, the combined companies will be the fifth-largest grocery operator in the nation. For more information, visit the Delhaize America website at www.delhaizeamerica.com.

This document contains forward-looking statements that involve uncertainties. Factors that could cause results to differ materially from those in the forward-looking statements are detailed from time to time in reports filed by the Company with the SEC, including Forms 8-K, 10-Q and 10-K.

                                                                  ###


For further information:
For Food Lion, Inc.                         For Hannaford Bros. Co.
Tawn Earnest (Media Relations)              Caren Epstein (Media Relations)
704-633-8250, ext. 2185                     207-885-3132

David Hogan (Investor Relations)             Chuck Crockett (Investor Relations)
704-633-8250, ext 2529                       207-885-2349